SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SLS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-2258371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3119 South Scenic

Springfield, Missouri 65807

(Address  of  principal  executive  offices, including zip code)

SLS International, Inc. 2000 Stock Purchase and Option Plan

 (Full Title of the Plan)

Jeffrey M. Mattson

Freeborn & Peters LLP

311 S. Wacker Drive, Suite 3000

Chicago, Illinois 60606

(312) 360-6000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share*	Proposed Maximum Aggregate Offering Price*	Amount of Registration Fee

Common Stock, par value $.001 per share	2,000,000 Shares	$2.88	$5,760,000	$729.79

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price is based on the average of the high and low prices on the over-the-counter bulletin board on June 15, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the Securities Act of 1933, as amended, and the regulations thereunder, the documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Registration Statement and, therefore, are not set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Certain Documents by Reference.

The following documents that we have filed with the SEC are incorporated by reference:

1.

Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 filed with the SEC on March 30, 2004, and any further amendments thereto.

2.

All other reports that we have filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of our fiscal year ended December 31, 2003.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the effective date of this Registration Statement and prior to such time as we file a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold, or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.

Description of Securities.

The holders of shares of common stock:

(a)

have equal ratable rights to dividends on funds which are legally available for dividends, provided dividends are declared by the Board of Directors of SLS;

(b)

are entitled to share proportionately in all of the assets of SLS which are available for distribution to holders of common stock upon any sale, dissolution or winding up of the affairs of SLS;

(c)

do not have priority rights to subscribe for future offerings of shares of common stock by SLS;

(d)

do not have any priority rights to convert their shares of common stock into any other security of SLS:

(e)

do not have rights to subscribe for shares or convert their shares;

(f)

have no right to have their shares redeemed by SLS; and

(g)

are entitled to one vote per share on all matters upon which stockholders may vote at all meetings of stockholders.

All shares of common stock now outstanding are fully paid for and are not assessable by SLS; and all the shares of common stock which are the subject of this offering, when issued, will be fully paid for and will not be assessable by SLS.

The holders of shares of SLS common stock do not have cumulative voting rights, which are rights to accumulate votes to be cast for directors in an election. In this way a shareholder could vote his or her entire total of votes for one director only, and not vote for any other director. However, because there is not cumulative voting, the holders of more than 50% of the outstanding shares, when voting for the election of directors, can elect all of the directors to be elected, if they so choose. As a result, the holders of the remaining shares will not be able to elect any of SLS’ directors. As of January 27, 2004, management of SLS beneficially owned approximately 35% of the outstanding shares, resulting in effective control of SLS. Such a concentration of ownership could have an adverse effect on the price of the common stock. It may have the effect of delaying or preventing a change in control, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices.

Some provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us even if a change of control would be beneficial to our stockholders. These provisions include:

(a)

authorizing the issuance of preferred stock without common stockholder approval;

(b)

prohibiting cumulative voting in the election of directors; and

(c)

limiting the persons who may call special meetings of stockholders.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

(a)

Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

(b)

Our Certificate of Incorporation permits, and our Bylaws provide for, indemnification of directors, officers, employees and agents to the fullest extent permitted by law.

Item 7.

Exemptions from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

The following exhibits have been filed with this Registration Statement:

Exhibit No.	Exhibit

5	Opinion of Freeborn & Peters LLP

23.1	Consent of Weaver & Martin LLC

23.2	Consent of Freeborn & Peters LLP (included with Exhibit 5 to this document)

24	Powers of Attorney (included as part of the signature page)

Item 9.

Undertakings.

We undertake:

(a)

to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Securities and Exchange Commission by us pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d)

that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether our indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, SLS International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Springfield, Missouri on June 17, 2004.

SLS International, Inc.

By:	/s/ JOHN GOTT
John Gott
Chief Executive Officer and
Chief Financial Officer

Each person whose signature appears below appoints John Gott as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his stead, in any capacities to sign any and all amendments, including post-effective amendments to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the following persons in the capacities indicated on June 17, 2004.

Signature	Title

/s/ JOHN M. GOTT	Director

/s/ ROBERT H. LUKE, PH.D.	Director

/s/ MICHAEL L. MAPLES	Director

/s/ JOHN M. GOTT (John M. Gott)	Chief Financial Officer (Principal Accounting and Financial Officer)

Exhibit No.	Exhibit

5	Opinion of Freeborn & Peters LLP

23.1	Consent of Weaver & Martin LLC

23.2	Consent of Freeborn & Peters LLP (included with Exhibit 5 to this document)

24	Powers of Attorney (included as part of the signature page)